SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2017

CITIZENS, INC.

(Exact name of registrant as specified in its charter)

COLORADO	0-16509	84-0755371
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 East Anderson Lane

Austin, Texas 78752

(Address of principal executive offices) (Zip Code)

(512) 837-7100

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 16, 2017, Citizens, Inc. (“Citizens” or the “Company”) entered into employment agreements (individually, an “Employment Agreement,” and together, the “Employment Agreements”) with three of its executive officers – Geoffrey M. Kolander, Chief Executive Officer, Kay E. Osbourn, President and David S. Jorgenson, Vice President, Chief Financial Officer and Treasurer (individually, an “Executive” and together, the “Executives”). The Company entered into the Employment Agreements following a review of the Company’s executive compensation program by the Compensation Committee of the Board of Directors, which was assisted in its review by an independent compensation consultant. The Employment Agreements generally have similar terms, except for certain differences described herein. Below is a summary of certain key terms of the Employment Agreements. The summary does not purport to be complete and is qualified in its entirety by reference to the text of the Employment Agreements, copies of which are filed as Exhibits 10.1, 10.2 and 10.3 hereto, and are incorporated herein by reference. Capitalized terms used by not defined below have the meanings set forth in the Employment Agreements.

Term. Each Employment Agreement has an initial term of four (4) years and will automatically renew on each anniversary of the effective date unless either Citizens or the Executive provides at least 90 days’ notice not to renew.

Base Salary. The Employment Agreements establish a base annual salary of $600,000 for Mr. Kolander, $450,000 for Ms. Osbourn, and $350,000 for Mr. Jorgenson.

Target Bonus Opportunity and Retention Awards. Each Executive will be eligible to receive an annual cash bonus based on a target bonus opportunity of 70% of base salary for Mr. Kolander, 60% of base salary for Ms. Osbourn and 40% of base salary for Mr. Jorgenson. The amount of the actual cash bonus awarded each year will be based on the achievement of annual performance objectives to be established by Citizens’ Board of Directors and Compensation Committee. The amount of the actual bonus that the Executive may receive could be below, at or above each Executive’s target amount. In addition, each Executive is eligible to receive a cash retention bonus. The retention bonuses ($600,000 for Mr. Kolander and Ms. Osbourn and $400,000 for Mr. Jorgenson) are payable in two equal installments on or within 15 days of December 15, 2018 and December 15, 2019, subject to the Executive’s continued employment on the applicable payment date.

Benefits. Each Executive is eligible to participate in all employee benefit plans and programs available generally to other similarly-situated executives of Citizens, and Citizens will maintain customary liability insurance for the Executives.

Death or Disability. If an Executive’s employment is terminated due to the Executive’s death or disability, the Executive will be entitled to receive the following payments in equal installments over the twelve (12) month period following the date of termination, referred to as the Severance Period: accrued but unpaid salary, accrued but unused paid time out, any earned but unpaid annual bonus for the prior fiscal year, a pro-rated annual bonus for the year of termination based on the degree to which performance metrics for the fiscal year are attained, and the unpaid portion of any retention award.

Payments upon a Termination without Cause or for Good Reason – No Change in Control. Upon a termination by Citizens without Cause or the Executive’s voluntary termination with Good Reason, in each case, other than within the ninety (90) day period prior to the consummation of a Change in Control or within one (1) year following a Change in Control, each Executive is entitled to the death and disability benefits described above, an amount equal to a certain number of months of base salary (twenty-four (24) months base salary for Mr. Kolander and eighteen (18) months for Ms. Osbourn and Mr. Jorgensen) payable over twelve (12) months and an amount intended to approximate the value of the Company’s subsidy of the cost of the Executive’s participation in the Company’s group health care plan.

Payments upon a Termination without Cause or for Good Reason – Change in Control. Upon a termination by Citizens without Cause or the Executive’s voluntary termination with Good Reason, in each case, within the ninety (90) day period prior to the consummation of a Change in Control or within one (1) year following a Change in Control, each Executive is entitled to the payments and benefits described above for a termination not in connection with a Change in Control, but the severance multiple will be two and one-half (2.5) times the sum of the base salary and annual bonus for Mr. Kolander and Mrs. Osbourn, and two (2) times the sum of base salary and annual bonus for Mr. Jorgenson, payable in equal installments over the Severance Period.

Restrictive Covenants. The Employment Agreements also include restrictive covenants with respect to confidentiality, intellectual property, non-disparagement, non-competition and non-solicitation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS, INC

By:	/s/ Geoffrey M. Kolander
Geoffrey M. Kolander Chief Executive Officer

Date: January 17, 2017

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated as of January 16, 2017, by and between Citizens, Inc. and Geoffrey M. Kolander

10.2	Employment Agreement, dated as of January 16, 2017, by and between Citizens, Inc. and Kay E. Osbourn

10.3	Employment Agreement, dated as of January 16, 2017, by and between Citizens, Inc. and David S. Jorgenson